EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in Registration Statements Nos. 333-114496 and 333-121039 on Form S-3, and Nos. 333-105974, 333-116014, and
333-122716 on Form S-8 of our report, dated March 15, 2005 with respect to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Gasco Energy, Inc. for the year ended December 31, 2004 and of our report dated April 29, 2005, with respect to management's assessment of the effectiveness of internal control over financial reporting, which report appears in the December 31, 2004 Annual report on Form 10-K/A of Gasco Energy, Inc.

/s/ Hein & Associates LLP
Hein & Associates LLP

Denver, Colorado
April 29, 2005